EXHIBIT 99

                               CIB MARINE ANNOUNCES
                     ONE HUNDRED AND FIFTY-FOR-ONE STOCK SPLIT

    Pewaukee, WI, June 19, 2000   CIB Marine Bancshares, Inc. today announced
    that its Board of Directors has approved a one hundred and fifty-for-one split of the Company s outstanding shares of common stock.

    The stock split will be effected in the form of a stock dividend and will entitle each shareholder of record at the close of business on July 1, 2000, to receive 149 shares of common stock for every share of common stock held. The stock dividends resulting from the stock split are expected to be distributed by the transfer agent on July 24, 2000.

    CIB Marine Bancshares, Inc. is a regional Midwestern multi-bank holding company which had $2.0 billion in total assets at March 31, 2000. CIB Marine currently owns and operates five separately chartered banking organizations: Central Illinois Bank with eighteen banking facilities located throughout central Illinois; CIB Bank Chicago with 13 banking facilities located in the Chicago metropolitan area; Marine Bank Milwaukee with five banking facilities located in the Milwaukee metropolitan area; CIB Bank Indiana with four banking facilities located in the Indianapolis metropolitan area; and Marine Bank Omaha with one banking facility located in Omaha, Nebraska. The Company also owns and operates the following non-bank subsidiaries: Marine Trust and Investment Company, a trust company; Mortgage Services, Inc., a mortgage banking company; and C.I.B. Data Processing Services, Inc., a data processing company.



    CONTACT:    CIB Marine Bancshares, Inc.
                J. Michael Straka, President and Chief Executive Officer Steven T. Klitzing, Senior Vice President and CFO
                Donald J. Straka, Senior Vice President and General Counsel
                (262) 695-6010